Exhibit 10.19

AMENDMENT NUMBER SEVEN
TO
TEXAS REGIONAL BANCSHARES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK OWNERSHIP PLAN
(WITH 401(K) PROVISIONS)

Texas Regional Bancshares, Inc., a corporation organized and operating under the laws of the State of Texas, and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), together with the Trustees of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) adopt the following amendments to the Plan effective as of September 1, 2003.

WHEREAS, the Company has established and maintains the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) (the “Plan”): and

WHEREAS, the Company, Texas Regional Delaware, Inc., and Texas State Bank have entered into several Agreements and Plans of Reorganization, pursuant to which they have acquired, by merger, other bank holding companies and subsidiaries, and, as a part of those mergers, Texas State Bank has become the plan sponsor of certain defined contribution plans previously sponsored by such acquired banks; and

WHEREAS, it is the practice of the Company and its wholly owned subsidiary, Texas State Bank, to merge such acquired defined contribution plans into the Plan as soon as feasible; and

WHEREAS, under the provisions of the Internal Revenue Code that govern qualified retirement plans, certain distribution rights of merged plans must be preserved; and

WHEREAS, the Board of Directors desires to facilitate the contemplated merger of several existing acquired defined contribution plans into the Plan;

NOW THEREFORE, IT IS HEREBY AGREED THAT the Plan is hereby amended effective as of September 1, 2003, as follows:

1.    PLAN SECTION 5.11, ROLLOVERS AND PLAN-TO-PLAN TRANSFERS FROM QUALIFIED PLANS,” is amended and restated in its entirety to read as follows:

5.11  ROLLOVERS AND PLAN-TO-PLAN TRANSFERS FROM QUALIFIED PLANS

(a)                     With the consent of the Administrator, amounts may be transferred (within the meaning of Code Section 414(l)) to this Plan from other tax qualified plans under Code Section 401(a) by Eligible Employees, provided that the trust from which such funds are transferred permits the transfer to be made and the transfer will not jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Employer. Prior to accepting any transfers to which this Section applies, the Administrator may require an opinion of counsel that the amounts to be transferred meet the requirements of this Section. The amounts transferred shall be set up in a separate account herein referred to as a Participant’s Transfer/Rollover Account. Furthermore, unless a Participant is fully vested in the amounts transferred, for vesting purposes, the Participant’s portion of the Participant’s Transfer/Rollover Account attributable to any transfer shall be subject to Section 8.4(b).

Notwithstanding the foregoing, effective as of January 1, 2002 (the “Merger Date”), pursuant to the consent of the Administrator and the Trustee, the plan assets of the Bank of Texas Plan have been transferred to this Plan and, from and after said date, shall be subject to the provisions of this Plan and the related Trust, as amended. The amounts transferred shall be set up in a separate account herein referred to as a Participant’s Bank of Texas Transfer/Rollover Account. As of the Merger Date, the participants of the Bank of Texas Plan were fully vested in their accounts in the Bank of Texas Plan. Therefore, Participants shall be fully vested in their Participant’s Bank of Texas Transfer/Rollover Account.

Further, effective as of January 1, 2002 (the “Merger Date”), pursuant to the consent of the Administrator and the Trustee, the plan assets of the Harlingen National Bank Plan have been transferred to this Plan and, from and after said date, shall be subject to the provisions of this Plan and the related Trust, as amended. The amounts transferred shall be set up in a separate account herein referred to as a Participant’s Harlingen National Bank Transfer/Rollover Account. As of the Merger Date, the participants of the Harlingen National Bank Plan were fully vested in their accounts in the Harlingen National Bank Plan. Therefore, Participants shall be fully vested in their Participant’s Harlingen National Bank Transfer/Rollover Account.

Except as permitted by Regulations (including Regulation 1.411(d)-4), amounts attributable to elective contributions (as defined in Regulation 1.401(k)1(g)(3)), including amounts treated as elective contributions, which are transferred from another qualified plan in a plan-to-plan transfer (other than a direct rollover) shall be subject to the distribution limitations provided for in Regulation 1.401(k)-1(d).

(b)                                 With the consent of the Administrator, the Plan may accept a “rollover” by Eligible Employees, provided the “rollover” will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Employer.  Prior to accepting any “rollovers” to which this Section applies, the Administrator may require the Employee to establish (by providing opinion of counsel or otherwise) that the amounts to be rolled over to this Plan meet the requirements of this Section.  The amounts rolled over shall be set up in a separate account herein referred to as a “Participant’s Transfer/Rollover Account.”  Such account shall be fully Vested at all times and shall not be subject to Forfeiture for any reason.

For purposes of this Section, the term “rollover” means: (i) amounts transferred to this Plan directly from a qualified plan described in Code Section 401(a) or 403(a); (ii) distributions received by an Employee from another qualified plan described in Code Section 401(a) or 403(a) which distributions are eligible for tax-free rollover and which are transferred by the Employee to this Plan within sixty (60) days following receipt thereof; (iii) amounts transferred to this Plan from a conduit individual retirement account provided that the conduit individual retirement account has no assets other than assets which (A) were previously distributed to the Employee by another qualified plan described in Code Section 401(a) or 403(a), (B) were eligible for tax-free rollover,  and (C) were deposited in such conduit individual retirement account within sixty (60) days of receipt thereof; and (iv) amounts distributed to the Employee from a conduit individual retirement account meeting the requirements of clause (iii) above and transferred by the Employee to this Plan within sixty (60) days of receipt thereof from such conduit individual retirement account.  In no event shall after-tax employee contributions be accepted as “rollovers” into this Plan except those after-tax employee contributions that were previously accepted by a plan that is subsequently merged into this Plan.

(c)                                  Amounts in a Participant’s Transfer/Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may not be withdrawn by, or distributed to the Participant, in whole or in part, except as provided in Section 8.9 and paragraphs (d) and (f) of this Section.  The Trustee shall have no duty or responsibility to inquire as to the propriety of the amount, value or type of assets transferred, nor to conduct any due diligence with respect to such assets; provided, however, that such assets are otherwise eligible to be held by the Trustee under the terms of this Plan.

(d)                                 At such date when the Participant or the Participant’s Beneficiary shall be entitled to receive benefits, the Participant’s Transfer/Rollover Account shall be used to provide additional benefits to the Participant or the Participant’s Beneficiary.  Any distributions of amounts held in a Participant’s Transfer/Rollover Account shall be made in a manner which is consistent with and satisfies the provisions of Section 8.5, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.

(e)                                  The Administrator may direct that Employee transfers and rollovers made after a Valuation Date be segregated into a separate account for each Participant until such time as the allocations pursuant to this Plan have been made, at which time they may remain segregated or be invested as part of the general Trust Fund or be directed by the Participant pursuant to Section 5.12.

(f)                                     An Employee’s separate account that is attributable to “rollovers” (as defined in paragraph (b) above) may be distributed to the Employee under Section 8.11.

(g)                                 Notwithstanding anything herein to the contrary, a transfer directly to this Plan from another qualified plan described in Code Section 401(a) or 403(a) (or a transaction having the effect of such a transfer) shall only be permitted if it will not result in the elimination or reduction of any “Section 411(d)(6) protected benefit” as described in Section 10.1.

2.  A new Plan Section 8.11, “In-Service Distribution at Age 59 1/2,” is added as follows:

8.11  IN-SERVICE DISTRIBUTION

At such time as an Employee has attained the age of 59 ½ years or at any time thereafter, the Employee may elect to commence distribution of all or a portion of any of the following amounts:

(a)  The portion of the Employee’s Elective Account that is attributable to Salary Reduction Contributions and any Employer Qualified Non-Elective Contributions.

(b)  The portion of the Employee’s Transfer/Rollover Account that is attributable to Matching Contributions made to a plan that was subsequently merged into this Plan.

(c)  The portion of the Employee’s Transfer/Rollover Account that is attributable to after-tax employee contributions made to a plan that was subsequently merged into this Plan.

(d)  The portion of an Employee’s Transfer/Rollover Account that is attributable to “rollovers” (as defined in Section 5.11(b)).

In the event that such a distribution is made to a Participant, the Participant shall continue to be eligible to participate in the Plan on the same basis as any other Eligible Employee.  Any distribution made pursuant to this Section shall be made in a manner consistent with the Article VIII, including, but not limited to, all applicable notice and consent requirements.

3.  Plan Section 10.1, “AMENDMENT,” is amended and restated in its entirety to read as follows:

10.1                        AMENDMENT

(a)     The Employer shall have the right at any time to amend this Plan subject to the limitations of this Section.  However, any amendment which affects the rights, duties or responsibilities of the Trustee or Administrator, may only be made with the Trustee’s or Administrator’s written consent.  Any such amendment shall become effective as provided therein upon its execution.  The Trustee shall not be required to execute any such amendment unless the amendment affects the duties of the Trustee hereunder.

(b)     No amendment to the Plan shall be effective if it authorizes or permits any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the Participants or their Beneficiaries or estates; or causes any reduction in the amount credited to the account of any Participant; or causes or permits any portion of the Trust Fund to revert to or become property of the Employer.

(c)     Except as permitted by Regulations (including Regulation §1.411(d)-4) or other IRS guidance, no Plan amendment or transaction having the effect of a Plan amendment (such as a merger, plan transfer or similar transaction) shall be effective if it eliminates or reduces any “Section 411(d)(6) protected benefit” or adds or modifies conditions relating to “Section 411(d)(6) protected benefits” which results in a further restriction on such benefit unless such “Section 411(d)(6) protected benefits” are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment. “Section 411(d)(6) protected benefits” are benefits described in Code Section 411(d)(6)(A), early retirement benefits and retirement-type subsidies, and optional forms of benefit.

IN WITNESS WHEREOF, this Amendment Number Seven to the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) has been executed this 12th day of August, 2003 to be effective as of the dates provided above.

Texas Regional Bancshares, Inc.

By:	/s/ G.E. Roney
Glen E. Roney,
Chairman of the Board and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ G.E. Roney
Glen E. Roney, Trustee

/s/ Morris Atlas
Morris Atlas, Trustee

/s/ Frank N. Boggus
Frank N. Boggus, Trustee